UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 6, 2013

INDEPENDENCE HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	010306	58-1407235
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

96 Cummings Point Road, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (203) 358-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁯Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁯Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240a-12)

⁯Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁯Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.02 Results of Operations and Financial Condition.

The information set forth under this Item 2.02 (Results of Operations and Financial Condition) is intended to be furnished. Such information, including the Exhibit attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filing.

On November 6, 2013, Independence Holding Company issued a news release announcing its 2013 Third-Quarter and Nine-Month results, a copy of which is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c)

Exhibits:

Exhibit 99.1

News Release of Independence Holding Company dated November 6, 2013: Independence Holding Company Announces 2013 Third-Quarter and Nine-Month Results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INDEPENDENCE HOLDING COMPANY

(Registrant)

By: Teresa A. Herbert /s/ Teresa A. Herbert Teresa A. Herbert Senior Vice President and Chief Financial Officer	Date:	November 6, 2013

INDEPENDENCE HOLDING COMPANY	CONTACT: ADAM VANDERVOORT
96 CUMMINGS POINT ROAD	(646) 509-2156
STAMFORD, CONNECTICUT 06902	www.IHCGroup.com
NYSE: IHC

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY ANNOUNCES

2013 THIRD-QUARTER AND NINE-MONTH RESULTS

Stamford, Connecticut, November 6, 2013. Independence Holding Company (NYSE: IHC) today reported 2013 third-quarter and nine-month results.

Financial Results

Net income per share attributable to IHC amounted to $.21 per share, diluted, or $3,639,000, for the three months ended September 30, 2013 compared to $.22 per share, diluted, or $3,918,000, for the three months ended September 30, 2012. Revenues increased 27% to $141,644,000 for the three months ended September 30, 2013 compared to revenues for the three months ended September 30, 2012 of $111,502,000, primarily due to increases in premium revenue.

Net income per share attributable to IHC increased to $.68 per share, diluted, or $12,031,000, for the nine months ended September 30, 2013 compared to $.63 per share, diluted, or $11,371,000, for the nine months ended September 30, 2012. Revenues increased 37% to $431,426,000 for the nine months ended September 30, 2013 compared to revenues for the nine months ended September 30, 2012 of $315,101,000, primarily due to an increase in premium revenue and net realized investment gains.

Nine-month results include the write-off of approximately $9.3 million of deferred acquisition costs related to a coinsurance agreement entered into by Madison National Life to cede approximately $219 million of reserves, primarily annuities, in the second quarter of 2013.  However, those costs were more than offset by the gains realized by the Company in the transaction, most of which resulted from the required sale and transfer of invested assets.

Chief Executive Officer’s Comments

Roy Thung, Chief Executive Officer, commented, “Earned premium for medical stop-loss, our largest segment, grew substantially over the same quarter last year. We anticipate that, by the end of the year, the medical stop-loss we write on a direct basis will have increased by approximately 25% from 2012 levels. We attribute this growth to enhanced sales efforts, focused underwriting and an expansion in the market as new employer groups migrate to self-funding from fully insured in response to health care reform.  We expect this growth to continue in 2014. Profitability of our medical stop-loss line continues at expected levels. We are also encouraged by the performance of our existing group life, disability and DBL business lines and the expansion of our pet insurance line.  Additionally, as a result of an equity investment in a successful producer of non-subscriber occupational accident, we anticipate significant premiums and income from this new line of business in 2014.

During 2013, IHC has for the first time experienced underwriting losses in our individual major medical line of business, which are primarily attributable to the effects of health care reform.  As a result, like many insurance companies, we have exited this line in all states.  Since we have discontinued writing this business, the losses incurred in 2013 will not recur in 2014, except for any run-off.  We are also recording decreased underwriting margins in our small-group major medical line of business.  The Company attributes both the underwriting loss from individual major medical and the reduced profitability of the small-group major medical line to changes brought about by certain aspects of health care reform.  Although health care reform has led to adverse underwriting results in our major-medical business, it has had a positive effect on sales for our higher-margin business lines, including medical stop-loss and ancillary health products such as short-term medical, dental, small-group stop-loss, hospital indemnity, critical illness, scheduled-benefit and gap insurance plans.

Our overall investment portfolio continues to be very highly rated (on average, AA) and has a duration of approximately six years. Our book value has increased to $15.49 per share at September 30, 2013 from $15.44 per share at June 30, 2013 and our total stockholders’ equity is $274 million.

As a result of our increased sales of stop-loss and higher-margin products not negatively affected by reform, increased sales of pet insurance and insurance for overseas employees and travelers, and the launching of a non-subscriber occupational accident product,  we remain optimistic as to our 2014 results.”

About Independence Holding Company

IHC is a holding company principally engaged in the life and health insurance business and the acquisition of blocks of policies through its insurance company subsidiaries (Standard Security Life Insurance Company of New York, Madison National Life Insurance Company, Inc. and Independence American Insurance Company) and its marketing and administrative affiliates.  Standard Security Life markets medical stop-loss, group major medical, short-term medical, limited medical, group long-term and short-term disability and life, dental, vision and various supplemental products. Madison National Life sells group life and disability, group major medical, dental, individual life insurance and various supplemental products. Independence American offers pet insurance, non-subscriber occupational accident, international coverages, small-group major medical and short-term medical. IHC owns certain subsidiaries through its majority ownership of American Independence Corp. (NASDAQ: AMIC), which is a holding company principally engaged in the insurance and reinsurance business.

Certain statements and information contained in this release may be considered “forward-looking statements,” such as statements relating to management's views with respect to future events and financial performance.  Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which IHC operates, new federal or state governmental regulation, IHC’s ability to effectively operate, integrate and leverage any past or future strategic acquisition, and other factors which can be found in IHC’s other news releases and filings with the Securities and Exchange Commission.  IHC expressly disclaims any duty to update its forward-looking statements or earnings guidance, and does not undertake to provide any such guidance in the future.

INDEPENDENCE HOLDING COMPANY

THIRD QUARTER REPORT

September 30, 2013

(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

REVENUES:
Premiums earned	$125,174	$92,236	$368,007	$261,479
Net investment income	6,841	9,346	21,844	25,706
Fee income	6,290	7,754	18,871	21,064
Other income	922	1,155	3,933	3,558
Net realized investment gains	2,417	1,011	18,771	3,998
Net impairment losses recognized in earnings	-	-	-	(704)

	141,644	111,502	431,426	315,101

EXPENSES:
Insurance benefits, claims and reserves	88,177	63,034	262,913	180,434
Selling, general and administrative expenses	45,597	39,791	133,339	109,594
Amortization of deferred acquisitions costs	1,404	1,587	13,792	4,812
Interest expense on debt	470	509	1,447	1,588

	135,648	104,921	411,491	296,428

Income before income taxes	5,996	6,581	19,935	18,673
Income taxes	2,080	2,191	6,821	6,123

Net income	3,916	4,390	13,114	12,550
Less: income from noncontrolling interests
in subsidiaries	(277)	(472)	(1,083)	(1,179)

NET INCOME ATTRIBUTABLE TO IHC	$3,639	$3,918	$12,031	$11,371

Basic income per common share	$.21	$.22	$.68	$.63

WEIGHTED AVERAGE SHARES OUTSTANDING	17,683	17,957	17,784	17,991

Diluted income per common share	$.21	$.22	$.67	$.63

WEIGHTED AVERAGE DILUTED SHARES
OUTSTANDING	17,735	18,028	17,890	18,076

As of November 1, 2013, there were 17,687,669 common shares outstanding, net of treasury shares.

INDEPENDENCE HOLDING COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

	September 30,	December 31,
	2013	2012

ASSETS:
Investments:
Short-term investments	$50	$50
Securities purchased under agreements to resell	34,036	33,956
Trading securities	6,394	7,016
Fixed maturities, available-for-sale	546,707	719,602
Equity securities, available-for-sale	5,605	15,598
Other investments	26,302	35,134
Total investments	619,094	811,356

Cash and cash equivalents	16,835	23,945
Deferred acquisition costs	29,578	33,401
Due and unpaid premiums	58,343	49,430
Due from reinsurers	377,802	166,880
Premium and claim funds	40,795	40,596
Goodwill	50,318	50,318
Other assets	83,984	86,382

TOTAL ASSETS	$1,276,749	$1,262,308

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Claims and claim adjustment expenses-health	$232,688	$194,480
Future policy benefits-life and annuity	285,175	290,238
Funds on deposit	276,379	278,084
Unearned premiums	10,970	8,453
Other policyholders' funds	24,975	22,373
Due to reinsurers	36,734	48,192
Accounts payable, accruals and other liabilities	75,861	71,495
Debt	6,000	8,000
Junior subordinated debt securities	38,146	38,146

TOTAL LIABILITIES	986,928	959,461

STOCKHOLDERS’ EQUITY:
IHC STOCKHOLDERS' EQUITY:
Preferred stock (none issued)	-	-
Common stock	18,520	18,462
Paid-in capital	127,683	126,589
Accumulated other comprehensive income (loss)	(5,923)	15,013
Treasury stock, at cost	(7,430)	(4,533)
Retained earnings	141,564	130,153

TOTAL IHC STOCKHOLDERS’ EQUITY	274,414	285,684
NONCONTROLLING INTERESTS IN SUBSIDIARIES	15,407	17,163

TOTAL EQUITY	289,821	302,847

TOTAL LIABILITIES AND EQUITY	$1,276,749	$1,262,308